UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2025

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

Connecticut	1-2958	06-0397030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Waterview Drive Shelton, Connecticut	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (475) 882-4000

N/A

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.01 per share	HUBB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Succession

On September 10, 2025, the Board of Directors (the “Board”) of Hubbell Incorporated (the “Company”) announced that Mr. Joseph A. Capozzoli has been promoted to the position of Senior Vice President and Chief Financial Officer of the Company, effective as of January 1, 2026 (the “Effective Date”), to succeed Mr. William R. Sperry, who informed the Company of his retirement as Chief Financial Officer, effective as of December 31, 2025. Mr. Sperry will continue his employment as Chief Financial Officer through the end of 2025 and as Executive Vice President into 2026 and will provide ongoing transitional and strategic support in 2026.

Background

Mr. Capozzoli, age 50, has served as the Company’s Vice President, Finance – Hubbell Electrical Solutions Segment since January 2023. Prior to that, he served as the Vice President, Business Transformation, from January 2021 to January 2023. He also served as the Company’s Vice President, Controller and Principal Accounting Officer, from 2013 to January 2021. Before joining the Company, Mr. Capozzoli spent more than 15 years in leadership positions at major multi-national corporations. Mr. Capozzoli holds a bachelor’s degree in Business Administration from LaSalle University, and an MBA in Finance from Villanova University.

There is no arrangement or understanding between Mr. Capozzoli and any other person relating to his appointment as the Chief Financial Officer of the Company. Mr. Capozzoli has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K. Neither Mr. Capozzoli nor any immediate family member of Mr. Capozzoli has been or is currently proposed to be a participant in any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Compensation Arrangements

In connection with the appointment of Mr. Capozzoli as Chief Financial Officer, as of the Effective Date, Mr. Capozzoli’s base salary will be increased from $440,000 to $550,000, subject to future adjustments based on performance and assigned responsibilities, and his annual short-term incentive award target percentage will be increased from 25% to 75% of his base salary.

Mr. Capozzoli shall also be eligible to receive annual awards under the Company’s long-term incentive program, pursuant to the Company’s Incentive Award Plan, at a value commensurate with his position and shall continue to participate in the Company’s health, welfare and retirement plans and other benefits as may be offered by the Company from time to time to other similarly situated employees.

Mr. Capozzoli will receive a Change in Control Severance Agreement pursuant to which, upon a qualifying termination (generally, a termination of employment by the Company without “Cause” or by Mr. Capozzoli for “Good Reason” in connection with a “Change in Control”), he is eligible to receive: a lump sum payment of his base salary multiplied by 2.0; continued medical, dental, vision, and life insurance benefits after termination for 2 years; a lump sum payment of his target short-term incentive award for the year in which the change in control occurs multiplied by 2.0; a lump sum payment of the pro-rated portion of his target annual short-term incentive award for the year in which the termination occurs; the incremental value of additional age and service credit under all applicable supplemental plans (subject to the terms of each plan freeze) payable as a lump sum; and outplacement services up to 12 months following termination at a cost not to exceed the lesser of 15% of his annual base salary or $50,000.

Item 8.01 Other Information.

On September 10, 2025, the Company issued a press release announcing the appointment of Mr. Capozzoli and retirement of Mr. Sperry. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 10, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

By:	/s/ Katherine A. Lane
	Name:	Katherine A. Lane
	Title:	Senior Vice President, General Counsel and Secretary

Date: September 10, 2025